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Consent of Independent Auditors

We consent to the reference to our firm under the caption "Auditors" and to the use of our report dated February 7, 1997 in the Post-Effective Amendment Number 19 to Registration Statement Number 2-95577 on Form S-1 and related prospectus of IDS Certificate Company for the registration of its IDS Flexible Savings Certificate, IDS Cash Reserve Certificate, IDS Installment Certificate, IDS Preferred Investors Certificate, IDS Stock Market Certificate and American Express Stock Market Certificate.

Our audits also included the financial statements schedules of IDS Certificate Company listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the management of the IDS Certificate Company. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements as a whole, present fairly in all material respects the information set forth therein.



Minneapolis, Minnesota
April 18, 1997